Massachusetts District Court Agrees to Limelight’s Request for Hearing on Validity of Patent in Longstanding Intellectual Property Dispute

TEMPE, Arizona, February 18, 2016 Limelight Networks, Inc. (Nasdaq:LLNW), a global leader in digital content delivery, announced that Akamai agreed today in a hearing before the Massachusetts U.S. District Court to limit its maximum potential damages to $63 million plus future accruing interest (if any) in the longstanding patent dispute between the parties. This is a significant victory for Limelight, since Akamai previously requested $99 million. Limelight agreed to post a bond with the court to support the potential loss. The judge also set a briefing schedule, with a hearing set for mid-April, to determine the validity of the '703 patent due to intervening changes in the law of patentability and indefiniteness. If successful in its validity challenge, Limelight will eliminate all potential damages in the case. Lastly, the court did not grant a permanent injunction.

“We are pleased with the outcome of today's hearing. With the maximum potential loss reduced to $63 million, we believe we have sufficient liquidity to operate the business as planned without additional financing,” said Sajid Malhotra, interim chief financial officer at Limelight. “We will continue to support our customers with the excellence that they expect.”

About Limelight
Limelight Networks (NASDAQ: LLNW), a global leader in digital content delivery, empowers customers to better engage online audiences by enabling them to securely manage and globally deliver digital content, on any device. The company’s award winning Limelight Orchestrate™ platform includes an integrated suite of content delivery technology and services that helps organizations secure digital content, deliver exceptional multi-screen experiences, improve brand awareness, drive revenue, and enhance customer relationships — all while reducing costs.  For more information, please visit www.limelight.com, read our blog, follow us on Twitter , Facebook and LinkedIn and be sure to visit Limelight Connect.

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